UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 31, 2010
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.                      Entry into a Material Definitive Agreement

On August 31, 2010, Numonyx B.V. (“Numonyx”), an indirect wholly-owned subsidiary of Micron Technology, Inc. (“Micron”), entered into a guarantee, charge and deposit agreement with DBS Bank Ltd. (“DBS”), as described below under Item 2.03.  The description of the guarantee, charge and deposit agreement (and related transactions) under Item 2.03 is incorporated into this item by reference.

Item 2.03.                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously reported by Micron on a Current Report on Form 8-K filed on February 11, 2010, concurrent with the execution of the purchase agreement to acquire Numonyx Holdings B.V. (“Numonyx Holdings”), Micron entered into a framework agreement (the “Framework Agreement”) with Numonyx and STMicroelectronics N.V. pursuant to which Numonyx agreed to take certain actions in connection with an outstanding $250 million loan (the “Loan”) made by DBS to Hynix Semiconductor (China) Ltd., a joint venture in which Numonyx was a party at the time Micron acquired Numonyx Holdings (the “JV”).  Numonyx agreed that, subject to certain limited conditions, within two (2) business days after receipt of the proceeds (the “Proceeds”) from the sale and transfer of Numonyx’s stake in the JV (the “Equity Transfer”), it would enter into a guarantee, charge and deposit document (the “GCDD”) with DBS to guaranty the Loan and, concurrent with entering into the GCDD, deposit a portion of the Proceeds in an amount equal to $250 million into a bank account at DBS (the “Pledged Account”) to secure its obligations under the GCDD.  As reported below, the Equity Transfer was consummated on August 31, 2010.  Numonyx also entered into the GCDD on August 31, 2010.

Description of the GCDD

Under the GCDD, Numonyx has guaranteed punctual payment by the JV of all amounts owing to DBS or incurred by DBS in connection with the Loan and the GCDD, and has agreed to immediately pay to DBS, upon demand by DBS, any amounts that the JV fails to pay in accordance with the terms of the facility agreement between the JV and DBS that evidences the Loan (the “Loan Agreement”).  Furthermore, Numonyx has agreed under the GCDD to indemnify DBS against all costs, losses and liabilities suffered by DBS if any obligation of the JV guaranteed by Numonyx is or becomes unenforceable, invalid or illegal.  Numonyx’s obligations under the GCDD are secured by the Pledged Account.  Subject to certain limited exceptions, Numonyx’s liability under the GCDD is capped at the amount on deposit in the Pledged Account, which shall never exceed $250 million.

The Loan Agreement is governed by the laws of Singapore and requires the JV to comply with customary covenants and restrictions on the JV’s ability to, among other things, dispose of certain assets, engage in certain transactions, incur indebtedness and pay dividends.  The Loan Agreement also provides for customary events of default for a facility of this size and type.  Upon the occurrence of an Event of Default, DBS may, at its option, accelerate the loans outstanding under the Loan Agreement.

Upon any default by the JV under the Loan Agreement that would entitle DBS to enforce its security against the Pledged Account, the GCDD provides that if Numonyx delivers a notice to DBS, then Numonyx will have, either directly or indirectly through DBS acting as agent for Numonyx, the customary rights and remedies of a secured creditor against the JV.  These rights and remedies are subject to certain existing intercreditor arrangements in respect of two tranches of senior secured debt of the JV, as well as to applicable laws and regulations governing the enforcement of secured obligations in the People’s Republic of China, Singapore and any other applicable jurisdiction.

Item 8.01.                      Other Events

As previously reported by Micron on a Current Report on Form 8-K filed on August 4, 2010, pursuant to the terms of the equity transfer agreement dated July 29, 2010, between Numonyx and Hynix Semiconductor, Inc. (the “ETA”), the closing of the Equity Transfer was scheduled to occur on the fifth (5th) business day following receipt of approval of the ETA by provincial and local authorities in the People’s Republic of China (the “Approval Authority”).  The ETA was approved by the Approval Authority on August 24, 2010.  The Equity Transfer was consummated on August 31, 2010.  Numonyx received a purchase price of approximately $422.7 million in connection with the closing of the Equity Transfer, which purchase price remains subject to further adjustment based on the actual book value of the JV’s assets and liabilities as of the closing date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	September 2, 2010	By:	/s/ D. Mark Durcan
		Name:	D. Mark Durcan
		Title:	President and Chief Operating Officer